EXHIBIT 10.2

EXECUTION VERSION

ADMINISTRATION AGREEMENT

This Administration Agreement (this “Agreement”), dated as of October 31, 2006 (the “Effective Date”), is made by and among JPMorgan Chase Bank, N.A., a national banking association (“JPMorgan”, a “Buyer” and “Administrative Agent”), the Buyers party hereto from time to time (each a “Buyer”), HomeBanc Corp. (a “Seller”) and HomeBanc Mortgage Corporation (a “Seller”, together with HomeBanc Corp., the “Sellers”). Administrative Agent, Buyers and Sellers are sometimes also referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Sellers, the Buyer parties from time to time and JPMorgan have entered into a Master Repurchase Agreement dated as of October 31, 2006, as amended from time to time (the “Repurchase Agreement”) (all capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Repurchase Agreement);

WHEREAS, pursuant to the Repurchase Agreement, JPMorgan, as Administrative Agent, has agreed to enter into Transactions for the purchase of mortgage loans (the “Purchased Mortgage Loans”) from Sellers, subject to Sellers’ obligation to repurchase such Purchased Mortgage Loans at the Repurchase Price on or prior to the Repurchase Date;

WHEREAS, the Buyers desire that such Transactions be allocated to them by the Administrative Agent;

WHEREAS, Administrative Agent desires to allocate, and Buyers have agreed to purchase, Purchased Mortgage Loans and the rights related thereto up to each Buyer’s Commitment (as defined below); and

WHEREAS, Administrative Agent desires to administer the Repurchase Agreement and the allocation of the Purchased Mortgage Loans for the benefit of the Buyers.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, hereto agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1	Defined Terms.

(a)          Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned in the Repurchase Agreement.

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(b)	As used herein the following terms shall have the following meanings:

“Administrative Questionnaire” shall mean a form sent by the Administrative Agent to an assignee in accordance with Section 8.5(b) hereof.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Buyer, (b) an Affiliate of a Buyer or (c) an entity or an Affiliate of an entity that administers or manages a Buyer.

“Available Commitment Amount” shall mean, with respect to any Buyer, (a) the sum of such Buyer’s Commitments under the Repurchase Agreement minus (b) the sum of (i) such Buyer’s Purchase Price outstanding under the Repurchase Agreement plus (ii) such Lender’s Loans (both as defined in the Loan Agreement) outstanding under the Loan Agreement.

“Commitment” shall mean, for any day, the maximum amount a Buyer is committed on that day to enter into Transactions with the Sellers pursuant to the Repurchase Agreement, on its terms and subject to its conditions. The Commitments for the Buyers are as set forth on Schedule 1, as it may be amended and restated from time to time.

“Declining Buyer” shall have the meaning set forth in Section 2.1 hereof.

“Exception Mortgage Loan” shall have the meaning set forth in Section 6.2 hereof.

“Maximum Swing Line Purchase Price” shall mean, with respect to the Swing Line Commitment, twenty percent (20%) of the Maximum Purchase Price.

“Majority Buyers” shall mean, for any day, the Buyers with aggregate Commitments evidencing sixty-six and two-thirds percent (66-2/3%) or more of (a) the aggregate Commitments if on that day the Buyers are committed to enter into Transactions under the Repurchase Agreement or (b) the aggregate outstanding Purchase Price if on or after that day the Buyers’ Commitments have expired or have been terminated and have not been reinstated.

“New Buyer” shall mean a bank or other lending institution that becomes a Buyer as a result of the events described in Section 5.4.

“Participant” shall have the meaning set forth in Section 8.5(a) hereof.

“Pro Rata” shall mean in accordance with the Buyers’ respective ownership interests in the Transactions, the ratio of that Buyer’s aggregate outstanding Purchase Price to the aggregate outstanding Purchase Price for all Buyers. On any day, the Buyers will each own an undivided interest in the Purchased Mortgage Loans, both principal and accrued interest, and a corresponding undivided interest in all Repurchase Assets and all rights to the Repurchase Assets equal to that Buyer’s undivided ownership interest in the Purchased Mortgage Loans, that bears the same ratio to the entire aggregate outstanding Purchased Mortgage Loans as that Buyer’s Pro Rata share of the Purchase Price bears to the aggregate Purchase Price outstanding, subject to the

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following adjustment: if at any time or times, any Buyer fails to fund any of its Purchase Price Share(s) of any Transaction and one or more of the other Buyers at its option funds it, then:

(a) the respective ownership interests in the Transactions of both (1) Declining Buyer and (2) the Buyer (or Buyers) that paid the corresponding amount for such Purchase Price Share(s), shall be proportionately decreased and increased, respectively, to the same extent as if their respective Commitments were changed in direct proportion to the unreimbursed balance outstanding from time to time thereafter of the amount so funded;

(b) the Declining Buyer’s share of all future distributions of any payments and prepayments on the Transactions shall be paid Pro Rata among the other Buyers in accordance with their respective unrecovered amount paid on account of such Declining Buyer’s Purchase Price Share(s) to the Buyer(s) that so funded such Declining Buyer’s Purchase Price Share(s) until all such funding Buyer(s) have been fully repaid the amount so funded; and

(c) such adjustment shall remain in effect until such time as the Buyer(s) that funded such Purchase Price Share(s) have been so fully repaid.

If no other Buyer funds the share of the Declining Buyer, then the Pro Rata ownership interest in the Transactions of the Buyers shall be changed, in that case so that each Buyer’s Pro Rata ownership interest in the Transactions is equal to the ratio of that Buyer’s aggregate outstanding Purchase Price to the aggregate outstanding Purchase Price for all Buyers. Notwithstanding the change in the Buyers’ Pro Rata ownership interests in the Transactions due to any Buyer’s failure to fund its Purchase Price Share(s) of any Transaction(s), such failure to fund shall not diminish any Buyer’s funding obligation Purchase Price Share(s) of any subsequent Transaction(s).

“Purchase Price Share” shall mean the ratio of (a) a Buyer’s Commitment and (b) the aggregate Commitment of all the Buyers.

“Replacement Buyer” shall mean the Buyer who is replacing the Retiring Buyer.

“Retiring Buyer” shall have the meaning set forth in Section 5.4 hereof.

“Swing Line Commitment” shall mean JPMorgan’s commitment to enter into Swing Line Transactions pursuant to Article 3 hereof.

“Swing Line Repurchase Date” shall mean, with respect to a Swing Line Transaction, on or before the fifth (5th) Business Day following the date that the Swing Line Transaction was entered into but in no event later than the Termination Date.

“Swing Line Transaction” shall mean Transactions under which the Sellers may enter into Transactions with JPMorgan to bridge the Sellers’ daily Purchase Price requirements for Transactions under the Repurchase Agreement.

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ARTICLE 2

COMMITMENTS TO ENTER INTO TRANSACTIONS

Section 2.1	Commitment to Enter into Transactions.

(a)          Subject to the terms and conditions of this Agreement and the Repurchase Agreement and provided no Default or Event of Default has occurred under the Repurchase Agreement, the Administrative Agent for the benefit of Buyers agrees to enter into Transactions with the Sellers up to the Available Purchase Price. The Buyers’ respective Commitments are set forth on Schedule 1 hereto. The fractions to be applied to determine the respective Purchase Price Shares of the Buyers are the fractions of the Purchase Price for each Transaction set forth on Schedule 2. Each Buyer shall be obligated to fund only that Buyers’ own Purchase Price Share(s) of any Transaction requested, and no Buyer shall be obligated to the Sellers, Administrative Agent or any other Buyer to fund a (i) greater share of any Transaction or (ii) a share in excess of such Buyer’s Available Commitment Amount.

(b)          No Buyer shall be excused from funding its applicable Purchase Price Share(s) of any Transaction merely because any other Buyer has failed or refused to fund its relevant Purchase Price Share(s) of that or any other Transaction. If any Buyer fails to fund its Purchase Price Share(s) of any Transaction (a “Declining Buyer”), (i) the Administrative Agent as a Buyer (in its sole and absolute discretion) may choose to fund the Purchase Price Share(s) of the Declining Buyer, or (ii) the Administrative Agent as a Buyer and/or one or more of the other Buyers who are willing to do so shall have the right (but no obligation) to fund the Declining Buyer’s Purchase Price Share(s) in the proportion that the Commitment of each bears to the sum of the Commitments of all Buyers that have funded (or are funding) their own Purchase Price Shares of that Transaction.

(c)          Regardless of whether the other Buyers fund the Purchase Price Share(s) of the Declining Buyer, the respective ownership interests of the Buyers in the Transaction shall be adjusted Pro Rata as described in the definition thereof.

(d)          Should the Administrative Agent as a Buyer fund the Declining Buyer’s Purchase Price Share of any Transaction, then the Declining Buyer shall have the obligation to the Administrative Agent, the Sellers and the other Buyers under this Agreement to deliver such amount to the Administrative Agent in collected funds on the next Business Day.

(e)          Notwithstanding that multiple Buyers are purchasing Purchase Price Shares of the Transactions entered into under the Repurchase Agreement, all Transactions shall be deemed a single Transaction and all of the Repurchase Assets shall be security for all of the Obligations thereunder.

Section 2.2       Funding of Transaction. Upon the Administrative Agent’s receipt of a Transaction Request, the Administrative Agent will provide notice (either electronic or via fax) to each Buyer by 2:00 p.m. (Central time) of such Buyer’s Purchase Price Share of the requested Transactions. Each Buyer shall wire their Purchase Price Share to the Administrative Agent via a federal funds wire transfer to the following account within two hours of notice thereof or 4:00 p.m. (Central time) whichever is earlier:

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JPMorgan Chase Bank, N.A.

ABA: 021-0000-21

Attention: Mortgage Banking Warehouse Services-- Wanda Carr

Phone: 713-427-6391

For Credit To: HomeBanc Mortgage Corporation and HomeBanc Corp.

Account Number: 00100381681

JPMorgan Chase Real Estate Wire Transfer Clearing Account

Section 2.3       Expiration or Termination of the Commitments. Unless extended in writing or terminated earlier in accordance with this Agreement and the Repurchase Agreement, the Buyers’ Commitments to enter into Transactions under this Agreement and the other Repurchase Documents (including JPMorgan’s Swing Line Commitment) shall automatically expire at the close of business on the Termination Date, without any requirement for notice or any other action by the Administrative Agent, any of the Buyers or any other Person.

Section 2.4	Request for Increase in the Maximum Purchase Price.

(a)          If the Sellers shall request an increase in the Maximum Purchase Price in accordance with Section 3(e) of the Repurchase Agreement, the Administrative Agent shall use commercially reasonable efforts to obtain increased Commitments from existing Buyers, new Commitments from prospective new Buyers or such combination thereof as the Administrative Agent shall elect, to achieve such requested increase.

(b)          If the increase in the Maximum Purchase Price is achieved, then (i) the Purchase Price Share of each Buyer (if any) that does not proportionately increase its Commitment shall automatically be reduced and adjusted proportionately and (ii) Schedules 1 and 2 shall be updated and the updates executed and delivered by the Administrative Agent to the Sellers and each of the Buyers and each shall automatically supersede and replace the then-existing corresponding schedule for all purposes.

ARTICLE 3

SWING LINE COMMITMENT

Section 3.1        Swing Line Commitment. In addition to its Commitment under Section 2.1, JPMorgan agrees to enter into Swing Line Transactions with the Sellers in amounts which do not on any day exceed the Maximum Swing Line Purchase Price for purposes of initially entering into Transactions under the Repurchase Agreement (whether for one Buyer or multiple Buyers as applicable).

Section 3.2        Swing Line Transactions. The Sellers shall have the right to request that JPMorgan enter into Swing Line Transactions:

(a)          only if the Swing Line Transaction fully qualifies in all respects as an ordinary Transaction under this Agreement and the Repurchase Agreement;

(b)          provided that no Default or Event of Default has occurred and is continuing;

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(c)	so long as the Maximum Swing Line Purchase Price is not exceeded;

(d)          provided that the Transaction Request for the Swing Line Transaction is received by JPMorgan after 1:00 p.m. (Central time) and by no later than 4:00 p.m. (Central time) on the Business Day such Swing Line Transaction is to be entered into; and

(e)          provided that neither the Sellers nor JPMorgan is aware of any reason why the requested Swing Line Transaction cannot or will not be fully funded by the Buyers according to their respective Purchase Price Shares on the Swing Line Repurchase Date.

Section 3.3	Requests for Swing Line Transactions.

(a)          If a Transaction Request for a Swing Line Transaction is received before 4:00 p.m. (Central time) on a Business Day and fully qualifies in all respects for an ordinary Transaction under this Agreement and the Repurchase Agreement, it shall be treated as a Transaction other than a Swing Line Transaction by the Buyers.

(b)          If (i) a Transaction Request is received after 1:00 p.m. (Central time) and before 4:00 p.m. (Central time) and (ii) the requirements of Section 3.2 above are satisfied, JPMorgan shall enter into the Transaction as a Swing Line Transaction on the same Business Day of the Transaction Request.

(c)          Each Swing Line Transaction shall be repurchased on its Swing Line Repurchase Date by (i) the Administrative Agent’s paying over to JPMorgan, out of the Payment Account, and JPMorgan’s applying against such Swing Line Transaction, an amount equal to the Purchase Price of the Transaction funded by all of the Buyers in their Purchase Price Shares on that day against the same Transaction Request that was initially funded as a Swing Line Transaction or (ii) the Buyer for whose behalf the Administrative Agent entered into such Swing Line Transaction by paying to the Administrative Agent an amount equal to the Purchase Price of such Swing Line Transaction on that day against the same Transaction Request that was initially funded as a Swing Line Transaction.

(d)          The Buyer or other Buyers, as applicable, shall be unconditionally and irrevocably obligated subject to the provisions of this Agreement and the other Repurchase Documents to timely purchase their respective Purchase Price Shares of the Swing Line Transaction in an amount equal to (i) in the instance of multiple Buyers, the difference of the Swing Line Purchase Price minus JPMorgan’s Purchase Price Share of such Swing Line Transaction or (ii) in the instance where the Administrative Agent entered into such Swing Line Transaction on behalf of one Buyer, the Purchase Price of such Swing Line Transaction and, in both instances, at such time all Swing Line Transactions will be converted to ordinary Transactions by the Administrative Agent. In addition to the foregoing, if at the time such Swing Line Transaction was funded, JPMorgan reasonably believed that no Default or Event of Default had occurred and was then continuing, the Buyer or other Buyers, as applicable, shall remain unconditionally and irrevocably obligated (subject to the provisions of this Agreement and the other Repurchase Documents) to timely fund their respective Purchase Price Shares of the Swing Line Transaction, irrespective of whether in the meantime any Default or Event of Default has occurred or been discovered, and irrespective of whether in the meantime some or all of the

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Buyers’ Commitments have lapsed, expired or been canceled, rescinded or terminated with or without cause, or have been waived, released or excused for any reason whatsoever.

(e)          All accrued Price Differential on Swing Line Transactions shall be due and payable by the Sellers to the Administrative Agent (for distribution from the Payment Account to JPMorgan) on the later of (x) the fifteenth (15th) day of the next month or (y) two (2) Business Days after the Administrative Agent bills the Sellers for such accrued Price Differential.

ARTICLE 4

DISTRIBUTION OF PAYMENTS

Section 4.1       Pro Rata Distributions. All payments received by the Administrative Agent from the Sellers pursuant to the Repurchase Agreement (including without limitation, Price Differential and the Repurchase Price) shall be distributed by the Administrative Agent to the Buyers Pro Rata in accordance with their respective ownership interests in the Transactions. Such distributions from the Administrative Agent to each Buyer shall be made by initiating a federal wire transfer by 3:00 p.m. (Central time) on the Business Day when such funds are received in immediately available funds directly to the Buyers or to such account at another financial institution as is designated from time to time by the Buyers in writing and shall be made on the same Business Day received by the Administrative Agent.

ARTICLE 5

THE BUYERS

Section 5.1        Buyers’ Cooperation. The Buyers agree to cooperate among themselves and with the Administrative Agent and from time to time upon the Administrative Agent’s request, to execute and deliver such papers as may be reasonably necessary to enable the Administrative Agent, in its capacity as lead buyer and servicer, to effectively administer and service the Purchased Mortgage Loans and Transactions in the manner contemplated by this Agreement and the Repurchase Agreement.

Section 5.2	Buyers’ Sharing Arrangement.

(a)          Each of the Buyers agrees that if it should receive any amount (whether by voluntary payment, realization upon security, the exercise of the right of set-off, or otherwise) which is applicable to the payment of the principal of, or interest or fees on, the Purchased Mortgage Loans and related Transactions, of an amount that with respect to the related sum or sums received (or receivable) by the other Buyers is in greater proportion than that Buyer’s Pro Rata ownership of the Purchased Mortgage Loans and related Transactions, then such Buyer receiving such excess amount shall purchase from the other Buyers an interest in the Obligations of the Sellers under this Agreement or any of the Repurchase Documents in such amount as shall result in a proportional participation by all of the Buyers in such excess amount; provided that if all or any portion of such excess amount is thereafter recovered from such Buyer, such purchase shall be rescinded and the purchase price restored to the extent of such recovery; and further provided that the provisions of this Section 5.2 shall not apply to the Administrative Fees under this Agreement.

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(b)          Each Buyer acknowledges that they have rights to Sellers’ rights (but not the obligations) under the Loan Agreement and have been granted a Lien thereon as additional security. Each Buyer agrees for the sole benefit of the Lenders (as defined in the Loan Agreement) under the Loan Agreement that any rights that are for the benefit of the Buyers under the Loan Agreement shall be subordinate and junior to any rights of the Lenders thereunder.

Section 5.3	Buyers’ Acknowledgment.

(a)          Each Buyer other than JPMorgan hereby acknowledges that JPMorgan has made no representations or warranties with respect to the Purchased Mortgage Loans other than as expressly set forth in this Agreement and the Repurchase Documents and that JPMorgan shall have no responsibility (in its capacity as a Buyer, the Administrative Agent, or in any other capacity or role) for:

(i)	the collectability of the Purchased Mortgage Loans; or

(ii)         the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Repurchase Assets or any property at any time covered thereby; or

(iii)        any recital, statement, representation or warranty of the Sellers or any of their Subsidiaries or Affiliates in the Repurchase Agreement or in any other writing at any time furnished by or on behalf of Sellers or any of their Affiliates or Subsidiaries in connection with the Repurchase Agreement, any of the other Repurchase Documents; or

(iv)        the legality, validity, enforceability, or any legal effect of any of the Repurchase Documents, or any insurance, bond or similar device purportedly protecting any obligation to the Buyers or any Repurchase Assets; or

(v)          the financial condition of Sellers or any of their Subsidiaries or Affiliates, the status, health or viability of any industry in which any of them is involved, the prospects for repayment of the Transactions, or the effectiveness of any of the provisions of the Repurchase Documents (including the financial covenants, tests and hedging requirements) or any aspect of their implementation or administration at any time to reduce or control risks of any type, to produce returns, profits, yields or spreads or to reduce or control losses; or

(vi)        the truthfulness, accuracy or completeness of any information at any time supplied or to be supplied in connection with any of the Sellers or any of their Subsidiaries or Affiliates, or otherwise with respect to the Purchased Mortgage Loans, any Repurchase Assets, or any source of equity or other financing for any of such companies, or whether any such information is current or meets the requirements of the Repurchase Documents; or

(vii)       any failure of any Seller or any other obligor under the Repurchase Agreement or any of the other Repurchase Documents to perform any of its obligations thereunder.

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(b)          Each such Buyer acknowledges and agrees that, independently and without reliance on the Administrative Agent or any other Buyer, and based on the financial statements and other information furnished by the Sellers, their Subsidiaries and Affiliates, and such other documents and information as such Buyer deems necessary or appropriate (all of which such Buyer has obtained and reviewed to enable it to make the decision described in clause (i) below), such Buyer:

(i)           has made its own complete analysis of the credit quality of the Sellers and their Subsidiaries and the Underwriting Guidelines, and its own decision to make its Commitment and enter into this Agreement and the other Repurchase Documents;

(ii)         will continue, until the Transactions are repurchased and such Buyer’s Commitment has terminated, to make its own credit analysis and its own decision to take or not to take any action in connection with the Transactions, this Agreement and the other Repurchase Documents provided, that nothing contained in this clause shall be construed to release any Buyer from its obligations hereunder or under the Repurchase Agreement, each in accordance therewith; and

(iii)        will, until the Transactions are repurchased and such Buyer’s Commitment has terminated, maintain current and complete credit information on the Sellers and update, revise and review for itself the credit quality of the Sellers and their Subsidiaries and the Transactions and their documentation.

Section 5.4       Replacement of a Buyer. If any Buyer becomes entitled to claim any additional amounts pursuant to Section 6 of the Repurchase Agreement, the Buyer shall promptly notify the Administrative Agent of the event by reason of which it has become so entitled. Provided that no Default or Event of Default has occurred and with the consent of the Majority Buyers, the Sellers may seek to replace a Buyer (a “Retiring Buyer”) who claims compensation pursuant to Section 6 of the Repurchase Agreement. The replacement of a Retiring Buyer pursuant to this Section 5.4 shall be effective on the tenth (10th) Business Day following the date of a notice to the Retiring Buyer and each other Buyer through the Administrative Agent, subject to satisfaction of the following conditions:

(a)          A Retiring Buyer shall assign all of its rights, obligations and liabilities under the Repurchase Documents to a Replacement Buyer; provided that (i) the Retiring Buyer shall have received the written consent of the Administrative Agent and each of the Sellers (which consent shall not be unreasonably withheld or delayed provided, that the Sellers’ consent shall not be required if (i) the Replacement Buyer is a Buyer; (ii) the Replacement Buyer is an Affiliate of a Buyer; (iii) the Replacement Buyer is an Approved Fund or (ii) an Event of Default has occurred and is continuing) and (ii) each such assignment shall be substantially in the form of Exhibit A, and with the Retiring Buyer to have no further right or obligation with respect to the rights and obligations assigned to and assumed by the Replacement Buyer. Upon such assignment, the Replacement Buyer shall be a Buyer for all purposes under this Agreement and the other Repurchase Documents, and the Commitments shall be adjusted appropriately;

(b)          the Replacement Buyer(s) shall pay to the Retiring Buyer an amount equal in the aggregate to the sum of (x) the aggregate outstanding Purchase Price Shares of the Retiring

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Buyer, together with all accrued and unpaid Price Differential thereon, and (y) the Retiring Buyer’s share of any accrued and unpaid fees under the Repurchase Agreement; and

(c)          the Sellers shall have paid to the Administrative Agent for the account of the Retiring Buyer an amount equal to all obligations then due and payable pursuant to the Repurchase Agreement to the Retiring Buyer by the Sellers (but not including those obligations of the Sellers owing but not yet due that are referred to in clause (b) above).

Each Replacement Buyer that is a New Buyer shall become a Buyer and the Retiring Buyer shall cease to be a Buyer; provided that this Agreement and the Repurchase Agreement shall continue to govern the rights and obligations of a Retiring Buyer with respect to any Transactions or other actions taken by such Retiring Buyer while it was a Buyer. The Sellers agree to execute such papers, notes and agreements as are necessary to substitute the Replacement Buyer for the Retiring Buyer, including documents necessary to protect all liens and security interests of the Replacement Buyer.

ARTICLE 6

ACTIONS REQUIRING CONSENT

Section 6.1        Actions Requiring All Buyers’ Consent. Without the written consent or ratification of all Buyers, the Administrative Agent shall not:

(a)          increase the Maximum Purchase Price above the amount contemplated by Section 3(e) of the Repurchase Agreement;

(b)          agree to any reduction in the Pricing Rate or fee provisions, excluding the Administrative Fee in the Repurchase Agreement;

(c)          agree to any change to any of the conditions precedent to Transactions specified in Section 3 of the Repurchase Agreement.

(d)          release any material Lien held under the Repurchase Documents other than in accordance with the Repurchase Documents;

(e)          accept, and enter into any Transaction with a non Eligible Mortgage Loan (other than pursuant to the Administrative Agent’s discretionary powers under Section 6.2 hereof);

(f)           change any Buyer’s Purchase Price Share or Pro Rata share of a Transaction other than in accordance with the express provisions of the Repurchase Documents;

(g)          agree to any change in the nature of the Buyers’ respective Commitments from several to joint, in whole or in part;

(h)	agree to any change to the definition of “Majority Buyers”

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(i)           extend the Termination Date or Payment Date other than in accordance with the express provisions of the Repurchase Documents;

(j)           release the Sellers from any of their obligations under the Repurchase Documents; and

(k)	agree to any change in this Section.

Section 6.2       Actions Requiring Majority Buyers’ Consent. Without limitation of Section 6.1 and without the written consent or ratification of the Majority Buyers, the Administrative Agent shall not:

(a)          notify the Sellers that the Commitments are terminated or that the maturity of all or any part of the Repurchase Price for the Transactions shall have been declared due unless an Event of Default described in any of Sections 13.01(f), (h), (j), (l) or (n) of the Repurchase Agreement has occurred and is continuing.

(b)          exercise any of the remedies for default described in Section 14 of the Repurchase Agreement.

(c)	waive any Event of Default under the Repurchase Documents.

(d)          make or consent to any materially adverse amendment, modification or waiver of any of the terms, covenants, provisions or conditions of the Repurchase Documents.

(e)	approve any Change in Control.

(f)          except as otherwise expressly provided for in this Section, cause or permit any material change in the terms of any affirmative or negative covenants in the Repurchase Agreement.

(g)          increase the concentration limits set forth in the definition of Asset Value (or otherwise modify such definition, or consent to any decrease in Purchase Price (as set forth in the definition thereof), other than as set forth in Section 6.3 hereof.

(h)          cause or permit any material change in the eligibility standards for Mortgage Loans under the Repurchase Agreement or materially change the definition of any type of Eligible Mortgage Loan, provided that the Administrative Agent may in its discretion approve a Mortgage Loan as an Eligible Mortgage Loan that otherwise would have a reduced Asset Value due to concentration limitations or breaches of representations and warranties (such Mortgage Loans “Exception Mortgage Loans”) but only to the extent that such Exception Mortgage Loans would have an aggregate Asset Value (if such Exception Mortgage Loan were an Eligible Mortgage Loan) of up to 10% of the Maximum Purchase Price at the time of approval.

(i)           approve the Sellers’ declaration or payment of any distribution directly or indirectly to the Sellers’ shareholders after any Default or Event of Default has occurred and is

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continuing or, after the payment of which dividend or distribution, would exist, to the extent prohibited by Section 12(t) of the Repurchase Agreement.

(j)           approve the Sellers’ making any advance to (or declining or deferring any payment due from) any member or shareholder, as applicable, or any Subsidiary that is not wholly-owned by either of the Sellers, if at the time of or immediately after such action the Sellers’ Adjusted Tangible Net Worth would be less than the minimum amount specified in Section 12(k)(ii) of the Repurchase Agreement.

(k)          permit additional Indebtedness pursuant to Section 12(dd)(v) of the Repurchase Agreement.

(l)           approve any Servicer other than HomeBanc Mortgage Corporation, or any of its successors or permitted assigns which consent to such approval shall not be unreasonably withheld; provided that no consent or approval shall be required for the Servicer to appoint any subservicer in accordance with its customary servicing practices.

Section 6.3       Administrative Agent’s Discretionary Actions. Except as provided in Section 6.1 and Section 6.2, in its capacity as Administrative Agent and without seeking or obtaining the consent of any of the other Buyers (although it may elect to obtain such consent before acting it if deems that desirable), the Administrative Agent may:

(a)          agree or consent to any change in the handling of the Repurchase Assets which in the Administrative Agent’s reasonable judgment is unlikely to have a Material Adverse Effect;

(b)          release, reconvey or change, in whole or in part, any Repurchase Assets which are required to be released or reconveyed in accordance with the Repurchase Documents;

(c)          approve any new Takeout Investor proposed by the Sellers (and the Administrative Agent will promptly provide to any Buyer that requests it a current list of Take-out Investors);

(d)          do or perform any act or thing which, in the Administrative Agent’s reasonable judgment, is necessary or appropriate to enable the Administrative Agent to properly discharge and perform its duties under this Agreement, the Repurchase Agreement, the Custodial Agreement or any other Repurchase Document, or which in its reasonable judgment is necessary or appropriate to preserve or protect the validity, integrity or enforceability of the Repurchase Documents, the Repurchase Assets, the financial condition, operations or prospects in respect of any Sellers or to preserve and protect the interest of the Buyers in any of the foregoing; and

(e)          permit the weighted average FICO score of all first lien Alt-A Mortgage Loans that are Purchased Mortgage Loans to be less than 690 but not less than 685.

ARTICLE 7

JPMORGAN AS ADMINISTRATIVE AGENT

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Section 7.1       Administrative Agent’s Duties. In its capacity as Administrative Agent and until all Transactions are fully paid and satisfied, the Administrative Agent shall:

(a)          hold the Repurchase Documents and the Repurchase Assets for the benefit of itself and each other Buyer, and each Buyer (including JPMorgan) shall be deemed to have an interest in the Repurchase Documents and the Repurchase Assets on any day in proportion to its Pro Rata interest in the outstanding Transactions on that day;

(b)          send, in accordance with the Repurchase Agreement, bills to the Sellers for accrued interest, the Facility Fee and other sums due and receive all payments of principal, Price Differential and other sums on account of the Transactions or with respect to it;

(c)          use reasonable diligence to obtain from the Sellers and promptly remit to each Buyer such Buyer’s Pro Rata shares of Price Differential, principal, Repurchase Price and other sums received by the Administrative Agent on account of the Transactions or with respect to it, in accordance with this Agreement;

(d)          use reasonable diligence to recover from the Sellers all expenses incurred that are reimbursable by the Sellers, and promptly remit to each Buyer its Pro Rata share (if any) thereof;

(e)          enforce the terms of this Agreement and the Repurchase Agreement, including, with the approval or at the direction of the Buyers, the remedies afforded the Buyers pursuant to Section 14 of the Repurchase Agreement;

(f)          hold all security interests ratably for itself as a Buyer and as agent and bailee for and on behalf of the other Buyer(s);

(g)          request from the Sellers, and promptly forward to the other Buyers, such information as the other Buyers may reasonably request the Administrative Agent to obtain from the Sellers, consistent with the terms of this Agreement and the Repurchase Agreement, including, without limitation, the reports and other information provided by Sellers from time to time pursuant to Section 12 of the Repurchase Agreement; and

(h)          upon request of a Buyer (such request not to be made more than once per week), the Administrative Agent (in its capacity as Custodian) shall deliver a Mortgage Loan Schedule.

Section 7.2        Administrative Agent’s Representations to Buyers. The Administrative Agent hereby represents and warrants to the Buyers (other than itself) that:

(a)          the Administrative Agent has delivered to each Buyer true copies of the originals of those Repurchase Documents which have been specifically requested by that Buyer; and

(b)          the Administrative Agent has no current actual knowledge that any Event of Default has occurred and is continuing on the date of this Agreement.

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Section 7.3        Administrative Agent’s Duty of Care, Express Negligence Waiver and Release. AT ALL TIMES UNTIL THE TRANSACTIONS HAVE BEEN PAID IN FULL, THE ADMINISTRATIVE AGENT SHALL EXERCISE THE SAME DEGREE OF CARE IN ADMINISTERING THE TRANSACTIONS AND THE REPURCHASE ASSETS AS JPMORGAN EXERCISES WITH RESPECT TO TRANSACTIONS AND PURCHASED MORTGAGE LOANS THAT ARE HELD SOLELY BY JPMORGAN FOR ITS OWN ACCOUNT, AND THE ADMINISTRATIVE AGENT, IN ITS CAPACITY AS ADMINISTRATIVE AGENT SHALL HAVE NO RESPONSIBILITY TO THE BUYERS OTHER THAN TO EXERCISE SUCH STANDARD OF CARE AND, IN ANY EVENT, JPMORGAN SHALL HAVE NO LIABILITY WITH RESPECT TO ANY OTHER BUYER'S PRO RATA INTEREST IN THE TRANSACTIONS EXCEPT FOR JPMORGAN'S OWN FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. EXCEPT IN THE CASE OF ITS OWN FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER THE ADMINISTRATIVE AGENT, ANY BUYER, NOR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS SHALL BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM UNDER THIS AGREEMENT, THE REPURCHASE AGREEMENT, THE CUSTODIAL AGREEMENT OR ANY OF THE OTHER REPURCHASE DOCUMENTS REASONABLY BELIEVED BY IT OR THEM TO BE WITHIN THE DISCRETION OR POWER CONFERRED UPON IT OR THEM BY THE REPURCHASE DOCUMENTS OR BE RESPONSIBLE FOR CONSEQUENCES OF ANY ERROR OF JUDGMENT, THE BUYERS EXPRESSLY INTENDING TO HEREBY WAIVE AND RELEASE ALL PRESENT AND FUTURE CLAIMS AND RIGHTS AGAINST THE ADMINISTRATIVE AGENT (I) OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR (II) FOR DAMAGES OR INJURIES CAUSED OR CONTRIBUTED TO BY ANY INDEMNIFIED PARTY'S SOLE OR CONCURRENT ORDINARY NEGLIGENCE THAT DOES NOT AMOUNT TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IT BEING THE BUYERS' INTENTION TO HEREBY INDEMNIFY THE INDEMNIFIED PARTIES AGAINST THEIR OWN STRICT LIABILITY AND THEIR OWN SOLE OR CONCURRENT ORDINARY NEGLIGENCE. Except as otherwise specifically and expressly set forth in this Agreement, the Administrative Agent shall not be responsible in any manner to anyone for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement, any supplement, amendment or restatement of it or of any other Repurchase Documents or for any representation, warranty, document, certificate, report or statement made or furnished in, under or in connection with this Agreement or any of the other Repurchase Documents or be under any obligation to anyone to ascertain or to inquire as to the performance or observation of any of the terms, covenants or conditions of this Agreement or of the other Repurchase Documents on the part of the Sellers or anyone else. Without limiting the generality of the foregoing provisions of this Section, the Administrative Agent, in its capacities as Administrative Agent and Custodian, may seek and rely upon the advice of legal counsel in taking or refraining to take any action under any of the Repurchase Documents or otherwise in respect of the Transactions, the Repurchase Assets and its parties, and shall be fully protected in relying upon such advice.

Section 7.4	Reserved.

Section 7.5        Resignation of the Administrative Agent. The Administrative Agent, or any agent or agents hereafter appointed, at any time may resign by giving written notice of resignation to the Sellers and the Buyers and complying with the applicable provisions of this Section 7.5. Upon receiving such notice of resignation, with the Sellers’ consent for appointment, which consent for appointment shall not unreasonably be conditioned, delayed or withheld (provided that the Sellers’ consent for appointment shall not be required if an Event of

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Default has occurred and is continuing), a successor Administrative Agent shall be promptly appointed by all of the Buyers by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Administrative Agent and one copy to the successor Administrative Agent.

Section 7.6	Reserved.

Section 7.7       Successor Administrative Agent. Any successor Administrative Agent appointed as provided in this Section shall execute and deliver to the Sellers, the Buyers and to its predecessor Administrative Agent an instrument accepting such appointment, and thereupon the resignation or removal of the predecessor Administrative Agent shall become effective and such successor Administrative Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of its predecessor, with like effect as if originally named as the Administrative Agent; provided that upon the written request of either Seller, all of the Buyers or the successor Administrative Agent, the Administrative Agent ceasing to act shall execute and deliver (a) an instrument transferring to such successor Administrative Agent all of the rights of the Administrative Agent so ceasing to act and (b) to such successor Administrative Agent such instruments as are necessary to transfer the Repurchase Assets to such successor Administrative Agent (including assignments of all Repurchase Assets or Repurchase Documents). Upon the request of any such successor Administrative Agent made from time to time, the Sellers shall execute any and all papers necessary to more fully and certainly vest in and confirm to such successor Administrative Agent all such rights.

Section 7.8      Merger of the Administrative Agent. Any Person into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any Person surviving or resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party or any Person succeeding to the commercial banking business of the Administrative Agent, shall be the successor Administrative Agent without the execution or filing of any paper or any further act on the part of any of the parties.

ARTICLE 8

GENERAL

Section 8.1      Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Administrative Agent, the Buyers and the Sellers.

Section 8.2        Termination. This Agreement shall terminate upon the repayment of all Obligations of Sellers under the Repurchase Agreement, termination of all Commitments and termination thereof.

Section 8.3      Headings. The headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 8.4        Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute but one instrument.

Section 8.5	Assignment; Successors and Assigns.

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(a)          Participations. (i) Any Buyer may, without the consent of the Sellers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Buyer’s Pro Rata shares of Transactions, or their Commitment; provided that (A) such Buyer's obligations under this Agreement and the Repurchase Agreement shall remain unchanged, (B) such Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Sellers, the Administrative Agent and the other Buyers shall continue to be obligated hereunder or under the Repurchase Agreement only to, and shall continue to deal solely and directly with, such Buyer in connection with such Buyer's rights and obligations under this Agreement and the Repurchase Agreement. Any agreement or instrument pursuant to which a Buyer sells such a participation shall provide that such Buyer shall retain the sole right to enforce this Agreement and the Repurchase Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and the Repurchase Agreement; provided that such agreement or instrument may provide that such Buyer will not, without the consent of the Participant, agree to any amendment, modification or waiver described herein that affects such Participant. Subject to Section 8.5(a)(ii) below, the Sellers agree that each Participant shall be entitled to the benefits of Sections 6 and 7 of the Repurchase Agreement to the same extent as if it were a Buyer and had acquired its interest by assignment pursuant to Section 8.5(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 19 of the Repurchase Agreement as though it were a Buyer, provided such Participant agrees to be subject to Section 5 hereof as though it were a Buyer.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 6 or 7 of the Repurchase Agreement than the applicable Buyer would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Sellers’ prior written consent. A Participant that is organized under the laws of a jurisdiction other than that of the United States shall not be entitled to the benefits of Section 7 of the Repurchase Agreement unless the Seller is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Sellers, to comply with Section 7 of the Repurchase Agreement as though it were a Buyer.

(b)          Assignments. (i) The Sellers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Buyer (and any attempted assignment or transfer by the Sellers without such consent shall be null and void).

(ii) Any Buyer may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Pro Rata Share of the Transactions at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Sellers and the Administrative Agent. Provided that the consent of the Sellers shall not be required if (A) the assignee is a Buyer (including assignees thereof); (B) the assignee is an Affiliate of a Buyer; (C) the assignee is an Approved Fund or (D) if an Event of Default has occurred and is continuing and provided further that the consent of the Administrative Agent shall not be required if the assignee is (A) a Buyer (including assignees thereof); (B) an Affiliate of a Buyer; or (C) an Approved Fund.

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(iii) Except in the case of an assignment to a Buyer or an Affiliate of a Buyer or an assignment of the entire remaining amount of the assigning Buyer’s Commitment or Pro Rata Share of the Transactions, the amount of the Commitment or Pro Rata Share of the Transactions of the of the assigning Buyer subject to each such assignment shall not be less than $10,000,000 unless each of the Seller and the Administrative Agent otherwise consent, provided that no such consent of the Sellers shall be required if an Event of Default has occurred and is continuing.

(iv) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement substantially in the form of Exhibit A hereof and shall pay to the Administrative Agent a processing and recordation fee of $3,500 and the assignee, if the assignee is not a current Buyer, shall deliver to the Administrative Agent an Administrative Questionnaire in form and substance acceptable to the Administrative Agent.

(v) Upon such assignment, the assignee shall be a Buyer for all purposes under this Agreement and the other Repurchase Documents, if the assignment is an assignment of all of the assignor’s interest in the Pro Rata Share of the Transactions or Commitments and its security to an assignor, the assignor shall be automatically released from all of its obligations and liabilities hereunder and under the Repurchase Documents, and, whether it is such a complete assignment or only a partial assignment, the Pro Rata Share of the Transactions or Commitments shall be adjusted appropriately, and the parties agree to approve in writing revised and updated versions of Schedules 1 and 2.

Section 8.6       Notices; Accounts. Any notices or other communications required or permitted hereunder shall be sufficiently given (i) if delivered personally, (ii) when transmitted via telecopy to the telecopy number set forth below each signature line hereto, (iii) the day following the day on which the same has been delivered prepaid to a national overnight air courier service addressed as set forth below each signature line hereto, or (iv) the third business day following the day on which the same is sent by registered or certified mail, postage prepaid, addressed as set forth below each signature line hereto.

Section 8.7       Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAWS PROVISIONS. EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 8.8       Entirety. This Agreement and the Repurchase Documents represent the entire agreement between the Parties with respect to the subject matter. This Agreement supersedes all prior agreements and understandings, oral or written, with respect to the subject

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matter. In the event of a conflict between this Agreement and the Repurchase Agreement with respect to the Sellers’ rights or obligations, the Repurchase Agreement shall prevail.

Section 8.9       Intent. This Agreement is intended to constitute a security agreement or arrangement or other credit enhancement related to the "Repurchase Agreement" and transactions thereunder as defined under Section 101(47)(v) of the Bankruptcy Code.

Section 8.10      No Third Party Beneficiaries. Except as expressly set forth herein, there are no intended third party beneficiaries to this Agreement.

Section 8.11   Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE REPURCHASE AGREEMENT OR ANY OTHER REPURCHASE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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EXECUTED as of the Effective Date.

HOMEBANC CORP.

By:	/s/ JAMES L. KRAKAU

Name:  James L. Krakau

Title:	Senior Vice President and Treasurer

HOMEBANC MORTGAGE CORPORATION

By: /s/ JAMES L. KRAKAU

Name:  James L. Krakau

Title:	Senior Vice President and Treasurer

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JPMORGAN CHASE BANK, N.A.

as the Administrative Agent and as a Buyer

By:  /s/ MICHAEL W. NICHOLSON

Name: Michael W. Nicholson
Title:	Vice President

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BNP PARIBAS, as a Buyer

By:	/s/ LAURENT VANDERZYPPE

Name: LAURENT VANDERZYPPE

Title:  Managing Director

By: /s/ BARRY S. FOIGENBAUM

Name: Barry S. Foigenbaum

Title:  Managing Director

Address for Notices:

787 Seventh Avenue, 28th Floor

New York, NY 10019

Attention: Kevin Ernst

Telecopier No.: (212) 841-2533

Telephone No.: (212) 471-7061]

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COMMERZBANK AKTIENGESELLSCHAFT NEW YORK BRANCH and GRAND CAYMAN BRANCH, as a Buyer

By: /s/ JOSEPH J. HAYES

Name: JOSEPH J. HAYES

Title:  VICE PRESIDENT

By: /s/ GERARD A. ARAW

Name: Gerard A. Araw

Title:	Assistant Vice President

Address for Notices:

2 World Financial Center

New York, NY 10281

Attention: Mike McCarthy

Telecopier No.: (212) 266-7629

Telephone No.: (212) 266-7325

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US BANK NATIONAL ASSOCIATION, as a Buyer

By: /s/ WILLIAM J. UMSCHEID

Name: WILLIAM J. UMSCHEID

Title:	Vice President

Address for Notices:

800 Nicollet Mall

Mail Station BC-MN-HO3B

Minneapolis, MN 55402

Attention: Mr. William Umscheid

Telecopier No.: (612) 303-2253

Telephone No.: (612) 303-3575

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KEYBANK NATIONAL ASSOCIATION, as a Buyer

By: /s/ PAUL HENSON

Name: Paul Henson

Title:	Executive Vice President

Address for Notices:

127 Public Square, OH-01-27-0406

Cleveland, OH 44114

Attention: Craig Platt

Telecopier No.: 216-689-4233

Telephone No.: 216-689-5608

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DB STRUCTURED PRODUCTS, INC., as a Buyer

By: /s/ GLENN MINKOFF

Name: GLENN MINKOFF

Title:	DIRECTOR

By: /s/ JOHN MCCARTHY

Name: John McCarthy

Title:  Authorized Signatory

Address for Notices:

60 Wall Street

New York, New York 10005

Attention: Tina Gu

Telecopier No.: 212-797-5150

Telephone No.: 212-250-0357

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FORTIS CAPITAL CORP., as a Buyer

By: /s/ ALAN KROUK

Name: Alan Krouk

Title:	Managing Director

By: /s/ BARRY CHUNG

Name: Barry Chung

Title:	Senior Vice President

Address for Notices:

520 Madison Avenue, 3rd Floor

New York, NY 10022

Attention: Barry Chung

Telecopier No.: (212) 340-5479

Telephone No.: (212) 340-5320

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BANK HAPOALIM BM, as a Buyer

By: /s/ HELEN H. GATESON

Name: HELEN H. GATESON

Title:	VICE PRESIDENT

By: /s/ LENROY HACKETT

Name: LENROY HACKETT

Title:	FIRST VICE PRESIDENT

Address for Notices:

1177 Avenue of the Americas

New York, NY 10036

Attention: Ms. Helen H. Gateson

Telecopier No.: (212) 782-2382

Telephone No.: (212) 782-2161

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Schedule 1

Buyer’s Commitments

BUYERS	COMMITMENTS
JPMorgan Chase Bank, N.A.	$125,000,000
KeyBank National Association	$100,000,000
Commerzbank Aktiengesellschaft New York and Grand Cayman Branch	$90,000,000
BNP Paribas	$50,000,000
US Bank National Association	$50,000,000
DB Structured Products, Inc.	$35,000,000
Fortis Capital Corp.	$35,000,000
Bank Hapoalim	$15,000,000

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Schedule 2

Purchase Price Share Fractions

BUYERS	PURCHASE PRICE SHARE FRACTIONS
JPMorgan Chase Bank, N.A.	25%
KeyBank National Association	20%
Commerzbank Aktiengesellschaft New York and Grand Cayman Branch	18%
BNP Paribas	10%
US Bank National Association	10%
DB Structured Products, Inc.	7%
Fortis Capital Corp.	7%
Bank Hapoalim	3%

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Exhibit A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Administration Agreement identified below (as amended, the “Administration Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Administration Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Buyer under the Administration Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and Swing Line Transactions included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Buyer) against any Person, whether known or unknown, arising under or in connection with the Administration Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________

[and is a Buyer Affiliate of [identify Buyer]]

3.	Seller(s):	______________________________

4.	Agent: ______________________, as the agent and representative of the Buyers under the Administration Agreement

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5.	Administration Agreement: The [amount] Administration Agreement dated as of _______ among [name of Sellers], the Buyers parties thereto and [name of Agent], as Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Commitments for all Buyers	Amount of Commitment/Transactions Assigned	Percentage Assigned of Commitment/Transactions
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
Title:

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[Consented to and] Accepted:

[NAME OF AGENT], as

Agent

By_________________________________

Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By________________________________

Title:

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ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Administration Agreement or any other Repurchase Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Repurchase Documents or any collateral thereunder, (iii) the financial condition of the Seller(s), any of its (their) Subsidiaries or Affiliates or any other Person obligated in respect of any Repurchase Documents or (iv) the performance or observance by the Seller(s), any of its (their) Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Repurchase Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Buyer under the Administration Agreement, (ii) it satisfies the requirements, if any, specified in the Administration Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Buyer, (iii) from and after the Effective Date, it shall be bound by the provisions of the Administration Agreement as a Buyer thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Buyer thereunder, (iv) it has received a copy of the Administration Agreement, together with copies of the most recent financial statements delivered pursuant to the Administration Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Buyer, and (v) if it is a Person that is organized under the legal requirements of any jurisdiction other than the United States of America or any State thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Administration Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Buyer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Repurchase Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Repurchase Documents are required to be performed by it as a Buyer.

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2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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